Exhibit 10.1
COOPER INDUSTRIES, LTD.
DIRECTORS DEFERRED COMPENSATION PLAN
(As Amended and Restated as of November 4, 2008)
BACKGROUND
     In order to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury regulations and rulings thereunder (collectively, “Section 409A”) and to facilitate administration of deferrals under Section 409A, the Cooper Industries, Ltd. Directors Deferred Compensation Plan is being amended and restated as of November 4, 2008, with such amendment and restatement being effective January 1, 2005. Deferrals that were earned or vested after December 31, 2004, including those for 2005, 2006, and 2007, and 2008 were made and administered in good faith in accordance with the requirements of Section 409A.
ARTICLE I
DEFINITIONS
     1.1 Definitions. Except as otherwise required by the context, the terms used shall have the meanings hereinafter set forth.
     (a) “Affiliate” shall mean all employers, present and future, with whom the Company is considered a single employer under Sections 414(b) and 414(c) of the Code.
     (b) “Beneficiary” shall mean the person who, in accordance with the provisions of Article VII, shall be entitled to receive a distribution of a Participant’s interest, or portion thereof, under the Plan if a Participant dies prior to receiving distribution of his entire interest.
     (c) “Board” shall mean the Board of Directors of Cooper Industries, Ltd.
     (d) “Change in Control” shall mean a change in control in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, within the meaning of Section 409A.
     (e) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
     (f) “Committee” shall mean the Committee on Nominations and Corporate Governance of the Board.
     (g) “Company” shall mean Cooper Industries, Ltd., a Bermuda corporation, its corporate successors, and the surviving corporation resulting from any merger of Cooper Industries, Ltd. with any other corporation or corporations.

     (h) “Cooper Deferral Plan” shall mean the Cooper Industries Management Incentive Compensation Deferral Plan, as amended from time to time.
     (i) “Deferred Account” shall mean the account established pursuant to Article IV to which a Participant’s deferred Fees and interest deemed to be earned thereon are credited.
     (j) “Director” shall mean any member of the Board who is not an employee of the Company or an Affiliate.
     (k) “Fees” shall mean the total cash fees, including annual Board and committee retainers, the annual retainer fee (if any) for serving as a chairperson of a Board committee or as the presiding non-management Director, and any fees payable for attendance at meetings of the Board or any of its committees, payable to a Director during a Plan Year from the Company for services as a Director.
     (l) “Participant” shall mean any Director who participates in the Plan. To the extent required by the context, Participant shall include an inactive or former Participant.
     (m) “Plan” shall mean the Cooper Industries, Ltd. Directors Deferred Compensation Plan.
     (n) “Plan Year” shall mean the 12-month period commencing each May 1 and ending on the following April 30.
     (o) “Secretary” shall mean the Secretary of the Company.
     (p) “Section 409A” shall mean Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury regulations and rulings thereunder.
     (q) “Separation from Service” shall mean the termination of service as a director, and the termination of all employment (if any), with the Company and all Affiliates for any reason other than death. Whether a Director has incurred a Separation from Service shall be determined in accordance with Section 409A.
     1.2 Construction. Where necessary or appropriate to the meaning hereof, the singular shall be deemed to include the plural, the plural to include the singular, the masculine to include the feminine, and the feminine to include the masculine.
ARTICLE II
ELIGIBILITY FOR PARTICIPATION
     All Directors are eligible to participate in the Plan.

ARTICLE III
DEFERRALS
     3.1 Deferral Requirements and Election Forms
     (a) Deferral Requirements. A Director’s election to defer Fees for any Plan Year shall be made on a written form prescribed by the Company that complies with Articles III and V and specifies:
     (i) the type of Fees being deferred;
     (ii) the amount of each type of Fees to be deferred for a Plan Year, by percentage or by dollar amount; provided that in the Plan Year of a Participant’s Separation from Service or death the percentage or dollar amount shall be the actual amount withheld prior to the effective date of the Separation from Service or death;
     (iii) the date or dates for payment of the deferred Fees, such that objectively determinable amounts are payable at a date or dates that are objectively determinable at the time of deferral in accordance with Article V; and
     (iv) the form of payment of the deferred Fees.
     3.2 Timing of Deferrals
     (a) In General. A Director may, not later than December 31 immediately preceding a Plan Year, elect, by delivering a properly executed election form to the Secretary, to participate in the Plan and to defer all or a portion of his Fees attributable to services to be performed in the immediately following Plan Year. Such election shall be irrevocable as of the end of each December 31 with respect to Fees payable with respect to services to be performed in the immediately following Plan Year for which an election has been made (or continues) subject to Section 5.1(b) and (c).
     (b) Certain First Year Directors. This Section 3.2(b) is only applicable to a Director who has not previously been eligible to participate in the Plan or in any other nonqualified account balance plan of the Company or of any Affiliate that is required to be aggregated with the Plan under Section 409A (a “Qualifying Director”).
     (i) Prior to Election or Appointment. A Qualifying Director may elect, by delivering a properly executed election form to the Secretary prior to his election or appointment as a Director, to participate in the Plan and to irrevocably defer all or a portion of his Fees to be earned during the period starting on his date of election or appointment and ending on the final day of the Plan Year, subject to Section 5.1(b). A Qualifying Director may also make an election within thirty (30) days of election or appointment, pursuant to the immediately following paragraph.

     (ii) Within 30 Days of Election or Appointment. A Qualifying Director may, by delivering a properly executed election form to the Secretary, elect to participate in the Plan and to irrevocably defer all or a portion of his Fees to be earned for services to be performed subsequent to the deferral election and ending on the final day of the Plan Year, subject to Section 5.1(b).
     3.3 Duration of Deferral Elections
     Once a Participant has elected to defer all or a portion of his Fees, such election shall remain in effect for future Plan Years unless the Participant changes or terminates the election on or prior to the December 31 preceding the Plan Year for which the change or termination is to be effective.
ARTICLE IV
PARTICIPANT ACCOUNTS
     4.1 Establishment of Accounts
     There shall be established for each Participant a Deferred Account. Deferred Fees shall be allocated to a Participant’s Deferred Account at the time that such Fees would otherwise have been paid to such Participant had no election to defer been made. To facilitate the operation of the Plan, the Secretary may direct the maintenance of sub-accounts within a Participant’s Deferred Account. Deferred Accounts under the Plan shall continue to be maintained until paid out pursuant to the terms of the Plan.
     4.2 Income on Accounts
     The funds represented by the Deferred Account of a Participant shall be deemed to earn interest in the manner and rate set forth in the Cooper Deferral Plan.
     4.3 Adjustments for Distributions
     Deferred Accounts shall be reduced for any distributions.
ARTICLE V
PAYMENT OF DEFERRED FEES
     5.1 Payment Elections
     (a) Initial Elections. At the time of making the election to defer the payment of Fees, a Participant shall elect, on a Company-approved form, the time and form of payment of such Fees (and related income).
     (i) The date for the payment, or commencement of payment, shall be a specified calendar year. Subject to any limitations imposed by the Secretary and/or

Section 409A, the specified calendar year may be during the Participant’s service as a Director; the earlier or later of the calendar year in which a Participant incurs a Separation from Service or attains a specified age; or the earliest of the Participant’s death, Separation from Service, a specified calendar year, or a Change in Control.
     (ii) The form of the payment shall be either a lump sum or a series of substantially equal annual installments over a period not to exceed ten (10) years. If the deferred Fees (and related income) are payable in installments, the amount of each installment shall be equal to a fraction of the amount of the Deferred Account remaining to be paid with respect to the Fees (and related income) relating to the applicable deferral election, the numerator of which is one and the denominator of which is the number of installments of the Fees (and related income) remaining to be paid. The installments of the Fees remaining to be paid shall continue to earn interest equivalents as provided in Section 4.2.
     (b) Subsequent Elections. A Participant may change an initial election in order to delay payment or to change the form of payment if the following conditions are met:
     (i) Such election shall not take effect until at least twelve (12) months after the date on which the election is made; and
     (ii) The payment with respect to which such election is made is deferred for a period of not less than five (5) years from the date such payment would otherwise be made; and
     (iii) Any election for a “specified time (or pursuant to a fixed schedule),” within the meaning of Section 409A, may not be made less than twelve (12) months prior to the date of the first scheduled payment.
To the extent permitted under Section 409A, payments previously elected as installments shall be treated as a single payment.
     (c) Special Election. On or before December 31, 2008, a Participant may make an election to change the time and form of payment of that portion of his Account credited for fees that were deferred for calendar years 2005, 2006, 2007, and 2008; provided that:
     (i) The requirements for transition relief under Section 409A are met, including the requirements that no amount subject to the election shall otherwise be payable in 2008 and that the election shall not cause an amount to be paid in 2008 that would not otherwise be payable in such year; and
     (ii) The special election shall be subject to Section 5.1(a) of this Plan.

     5.2 Payment of Fees
     Except as provided in Section 5.3, the payment (or payments) to be made to the Participant pursuant to Section 5.1 shall be made on the date or dates specified by the Participant in his initial election or any valid subsequent election to defer payment(s). All payments shall be made in cash. Unless otherwise provided in the applicable deferral election, payments shall be made or begin on March 1 of the calendar year specified by the Participant in his deferral election, and if installments are elected and effective, the second installment and any other subsequent installments shall be paid on each subsequent March 1 for the period certain.
     5.3 Acceleration of Distributions
     (a) In General No Acceleration. Except as provided in this Section 5.3 and permitted under Section 409A, no acceleration of the time or form of payment of a Deferred Account, or any portion thereof, shall be permitted.
     (b) Death. Unless a Participant has elected otherwise, the undistributed balance of his Deferred Account shall be distributed upon his death to his Beneficiary in accordance with Article VII.
     (c) Change in Control. Unless a Participant has elected otherwise, the undistributed balance of his Deferred Account shall be paid to him upon a Change in Control, to the extent permitted under Section 409A, on or before the fifteenth (15th) day following the Change in Control.
     (d) Section 409A Violation. If the Plan fails to meet the requirements of Section 409A with respect to a Participant, the Secretary shall distribute the amount required to be included in such Participant’s gross income as a result of such failure.
ARTICLE VI
AMOUNT OF PLAN BENEFITS
     Except as specified in Section 10.3, Fees deferred at the election of a Participant shall be held in the general funds of the Company. The benefit payable to a Participant under the Plan shall be equal to the amount credited to such Participant’s Deferred Account.

ARTICLE VII
BENEFICIARIES
     In the event of the death of a Participant, the undistributed balance of his Deferred Account shall be distributed upon his death to his beneficiary in one lump sum within ninety (90) days of his death provided that, if such ninety-day period begins in one taxable year and ends in another taxable year, neither the estate nor any beneficiary of the Participant may choose in which taxable year such lump sum will be paid. The beneficiary or beneficiaries shall be designated in writing by the Participant in the form and manner specified by the Secretary; if no designation has been made, the estate of the Participant shall be his beneficiary.
ARTICLE VIII
ADMINISTRATIVE PROVISIONS
     The Plan shall be administered by the Committee. The Committee shall, subject to the provisions of the Plan, adopt such rules as it may deem appropriate in order to carry out the purpose of the Plan. All questions of interpretation, administration, and application of the Plan shall be determined by a majority of the members of the Committee, except that the Committee may authorize any one or more of its members, or any officer or employee of the Company, to execute and deliver documents on behalf of the Committee. The determination of such majority shall be final and binding in all matters relating to the Plan. No member of the Committee shall be liable for any act done or omitted to be done by such member or by any other member of the Committee in connection with the Plan, except for such member’s own willful misconduct or as expressly provided by statute. All costs and expenses involved in administration of the Plan shall be borne by the Company.
ARTICLE IX
AMENDMENT AND TERMINATION
     The Company reserves the right to amend or terminate the Plan at any time; provided, however, that no such action shall adversely affect any Participant who is receiving benefits under the Plan or who has accrued a benefit under the Plan and provided further that any change in the time and form of payments under the Plan shall be made only after consideration of the requirements of Section 409A.

ARTICLE X
MISCELLANEOUS
     10.1 Non-Alienation of Rights or Benefits
     No benefit under the Plan shall at any time be subject in any manner to alienation or encumbrance. If any Participant or Beneficiary shall attempt to, or shall, alienate or in any way encumber his benefits under the Plan, or any part thereof, or if by reason of his bankruptcy or other event happening at any time any such benefits would otherwise be received by anyone else or would not be enjoyed by him, his interest in all such benefits shall automatically terminate and the same shall be held or applied to or for the benefit of such person, his spouse, children, or other dependents as the Secretary may select.
     10.2 Payment of Benefits to Others
     If any Participant or Beneficiary to whom a Plan benefit is payable is unable to care for his affairs because of illness or accident, any payment due (unless prior claim therefor shall have been made by a duly qualified guardian or other legal representative) may be paid to the spouse, parent, brother, or sister, or any other individual deemed by the Secretary to be maintaining or responsible for the maintenance of such person. Any payment made in accordance with the provisions of this Section 10.2 shall be a complete discharge of any liability of the Plan with respect to the benefit so paid.
     10.3 Funding
     In order to provide a source of payment for its obligations under the Plan, the Company may establish a trust fund. Notwithstanding any such trust fund, however, the obligation of the Company under the Plan to provide a Participant or a Beneficiary with a benefit shall constitute the unsecured promise of the Company to make payments as provided herein.
     10.4 Claims of Other Persons
     The provisions of the Plan shall in no event be construed as giving any person, firm, or corporation any legal or equitable right as against the Company, its officers, employees, or Directors, except any such rights as are specifically provided for in the Plan or are hereafter created in accordance with the terms and provisions of the Plan.
     10.5 Severability
     The invalidity or unenforceability of any particular provision of the Plan shall not affect any other provision hereof, and the Plan shall be construed in all respects as if such invalid or unenforceable provision were omitted.

     10.6 Governing Law
     The provisions of the Plan shall be governed and construed in accordance with the laws of the State of Texas, without giving effect to its conflict of laws provisions, and applicable federal law.
     10.7 Tax Treatment
     Notwithstanding any other provision of the Plan, although the Board, the Secretary, and any designee of the Board or Secretary shall use their best efforts to avoid the imposition of taxation, penalties, and interest under Section 409A, the tax treatment of Participant deferrals under the Plan shall not be, and is not, warranted or guaranteed. Neither the Company, the Board, the Secretary, nor any of their designees shall be held liable for any taxes, penalties, or other monetary amounts owed by a Participant, Beneficiary, or other person as a result of any deferral or payment under the Plan.
     10.8 Claims Procedure
     Generally benefits will be paid under the Plan without the necessity of filing a claim. A Participant or Beneficiary who believes he is entitled to a benefit under the Plan (hereinafter referred to as the “Claimant”) may file a written claim with the Secretary. A claim must state with specificity the determination desired by the Claimant.
     The Secretary shall consider the Claimant’s claim within a reasonable time, but no later than ninety (90) days of receipt of the claim. If the Secretary determines that special circumstances require an extension of time for processing the claim, the Secretary shall notify the Claimant in writing of the extension before the end of the initial ninety (90)-day period and the written notice shall indicate the special circumstances requiring an extension of time and the date by which the Secretary expects to make a decision. The extension of time shall not exceed ninety (90) days from the end of the initial ninety (90)-day period.
     The Secretary shall notify the Claimant (in writing or electronically) that a determination has been made and that the claim is either allowed in full or denied in whole or in part. If the claim is denied in whole or in part, the Secretary shall notify (in writing or electronically) such Claimant or an authorized representative of the Claimant, as applicable, of any adverse benefit determination within ninety (90) days of receipt of the claim. Any adverse benefit determination notice shall describe the specific reason or reasons for the denial, refer to the specific Plan provisions on which the determination was based, describe any additional material or information necessary for the Claimant to perfect his claim and explain why that material or information is necessary, describe the Plan’s review procedures and the time limits applicable to those procedures.
     Upon receipt of an adverse benefit determination, a Claimant may, within sixty (60) days after receiving notification of that determination, submit a written request asking the Board to review the Claimant’s claim. Each Claimant, when making his request for review of his adverse benefit determination, shall have the opportunity to submit written comments, documents, records, and any other information relating to the claim for benefits. Each Claimant shall also be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to such Claimant’s claim for benefits. The review shall take into account all comments, documents, records, and other information submitted by the Claimant relating to the claim, regardless of whether the information was submitted or considered in the initial benefit determination. If a Claimant does not submit his request for review in writing within the sixty (60)-day period described above, his claim shall be deemed to have been conclusively determined for all purposes of the Plan and the adverse benefit determination will be deemed to be correct.
     If the Claimant submits in writing a request for review of the adverse benefit determination within the sixty (60)-day period described above, the Board (or its designee) shall notify (in writing or electronically) him of its determination on review within a reasonable period of time but not later than sixty (60) days from the date of receipt of his request for review, unless the Board (or its designee) determines that special circumstances require an extension of time. If the Board (or its designee) determines that an extension of time for processing a Claimant’s request for review is required, the Board (or its designee) shall notify him in writing before the end of the initial sixty (60)-day period and inform him of the special circumstances requiring an extension of time and the date by which the Board expects to render its determination on review. The extension of time will not exceed sixty (60) days from the end of the initial sixty (60)-day period.
     If the Board confirms the adverse benefit determination upon review, the notification will describe the specific reason or reasons for the adverse determination, refer to the specific Plan provisions on which the benefit determination is based, include a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim.
     A Claimant’s compliance with the foregoing claims procedures shall be a mandatory prerequisite to the Claimant’s right to commence any legal action with respect to any claim for benefits under the Plan.